EXHIBIT 10.2

SHELL TRADING
P.O. Box 4604
Houston, TX  77210

October 24, 2008

Native American energy Group
500 Blaine St., Ste. 4
Wolf Point, MT  59201

Attention:  Contract Administration

RE:	Lease Purchase Agreement No.: 01090R01
	Amendment No.:	001
	Effective Dates:	July 1, 2008
		September 1, 2008
		October 1, 2008

.
This confirms our understanding to amend the referenced agreement to conform with the enclosed Attachment(s) – 001.  Please include Attachment(s) – 001 effective July 1, 2008, September 1, 2008, and October 1, 2008, with your copy of the referenced agreement as replacing Attachment(s) – 000.

This amendment is also subject to the amended terms and conditions stated in Shell Trading (US) Trading Company General Provisions dated November 2007, which are attached hereto and made a part hereof, and which replaces the former Shell Trading (US) Company General Provisions.  Other than the above amendments, all other terms and conditions of the referenced agreement No. 01090R01 remain in full force and effect.

Please confirm by fax to (713) 246-8682, attention Sherri Hernandez, that the above accurately records the terms and conditions of our agreement.  If a reply is not received within ten (10) business days, it will constitute acceptance of the terms stated herein.

Note:  Price Changes and Added Lease on Attachment 1.

Regards,

/s/ Patrick Clements
Patrick Clements
Shell Trading (US) Company

NATIVE AMERICAN ENERGY GROUP

By:	/s/ Raj S. Nanvaan
Raj S. Nanvaan – CFO

Date:	October 24, 2008

SHELL TRADING (US) COMPANY GENERAL PROVISIONS

1.   The specific agreement terms stated on page one and on the Attachment(s) to this agreement shall control over the following general provisions and altogether comprise an integrated contract between Shell Trading (US) Company and Seller.
2.   The term “crude oil” as used in this agreement shall include all marketable liquid hydrocarbons.

3.   All crude oil delivered to STUSCO under this agreement shall be merchantable crude oil.  Title and risk of loss shall pass to STUSCO as soon as STUSCO receives such crude oil into its custody or that of any carrier designated by it.

4.   STUSCO shall compute quantity and quality and make corrections for temperature and deductions for impurities according to the prevailing API/ASTM standards in effect at the time and place of delivery and the laws and regulations prescribed by the governmental authorities having jurisdiction.  Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead.  Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer.

5.   Seller warrants that all crude delivered under this agreement will be produced and delivered in compliance with all applicable laws and regulations; and free of any and all claims against title when received by STUSCO.

6.   If STUSCO makes payment to the individual owners of interests in the crude oil to be delivered to STUSCO under this agreement, Seller agrees to provide accurate information concerning each owner’s title, sufficient to enable STUSCO to make such payments to protect, indemnify and hold harmless STUSCO from any claims resulting from errors or omissions in such information.  STUSCO agrees to protect, indemnify and hold harmless Seller from any claims resulting from errors or omissions made by STUSCO in making payments in accordance with the information provided by Seller.

7.   If payments by STUSCO to Seller include payment for interests owned by others in the crude oil, Seller agrees to pay all persons and entities who may have any right, title or interests in and to the crude oil and further agrees to protect, indemnify and hold harmless STUSCO from any claims for payment by any such persons or entities.

8.   The total purchase price paid to Seller by STUSCO for crude oil and/or condensate shall be calculated as set forth in the Agreement.  If STUSCO is the first purchaser of the crude and/or condensate, STUSCO shall have the right to withhold from the total purchase price the amount of applicable production and/or severance taxes and STUSCO shall remit to the appropriate taxing authorities said taxes as withheld from the payment.  If the amount of production and/or severance taxes owed to the taxing authorities is greater than the amount withheld and remitted by STUSCO, Seller agrees to reimburse STUSCO for any excess production and/or severance tax that is required to be remitted to the taxing authorities.

9.   Neither party shall be liable to the other for failure or delay in making or accepting delivery hereunder to the extent such failure or delay may be due to compliance with acts, orders, regulations or requests of any federal, state or local civilian or military authority or any persons purporting to act therefor; riots; strikes; labor difficulties; action of the elements; transportation difficulties; any subsequently enacted law or regulation having a material adverse economic impact upon either party’s ability to perform this agreement; or any other cause reasonably beyond the control of such Party, whether similar or not.
10.   This agreement shall be governed by the laws of the state in which the crude oil is produced.

11.   In addition to the legal rights provided by the terms and provisions of this document, the Seller may have certain statutory rights under the laws of the state of production.

12.   Limitation of Liability – Neither party shall be liable for indirect, special, punitive, or consequential damages.

13.   Assignment – This agreement shall extend to and be binding upon the successors and assigns of the parties, but neither this Agreement nor any part, specifically including the right to receive payment, shall be assigned or transferred by either Party or by operation of law without the prior written consent of the other Party, which shall not be unreasonably withheld.  Any assignment or transfer made by either Party without the other Party’s written consent need not be recognized by and shall not be binding upon the other Party.  Upon the making of any such assignment, unless otherwise agreed, the assignor shall remain bound to perform or procure performance of the said obligations (as so accepted) by the assignee.

Effective November 1, 2007

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